                            press information

MOOGINC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000

release date	Immediate	contact	Ann Marie Luhr
	July 29, 2016		716-687-4225

MOOG REPORTS THIRD QUARTER RESULTS

East Aurora, NY - Moog Inc. (NYSE: MOG.A and MOG.B) announced today third quarter earnings per share of $1.00, up 6% from a year ago on slightly lower sales of $613 million. Cash flow from operating activities was strong in the quarter, at $82 million, while net earnings were flat at $36 million.

Total Aircraft Controls sales in the quarter were $274 million, up 1% from a year ago. Commercial aircraft sales of $140 million were up 8%. Sales of OEM products to Airbus increased 45%, to $28 million, on the A350 production ramp up. Boeing OEM product sales were 13% higher, at $66 million, on increased sales across all platforms. Commercial aftermarket revenues of $27 million were down 12% due to lower initial provisioning of 787 spares and softer business jet activity.

Military aircraft sales of $134 million were 5% lower year over year. OEM sales were down 6%, to $84 million, due to declines in V-22 tilt rotor and Black Hawk helicopter sales. F-35 production sales were 7% higher. Military aftermarket sales were down 4%, to $50 million, as the C-5M Super Galaxy upgrade program winds down. F-35 aftermarket sales were higher on increased depot repair activity.

Space and Defense segment sales were $91 million, 5% lower than last year. Space sales were $44 million, a decrease of 8% due to lower sales of avionics and components. Defense sales were $47 million, down marginally due to slower military vehicle sales.

Sales in the Company’s Industrial Systems segment were flat at $130 million. Energy market sales were 8% higher, at $33 million, helped by higher sales of wind energy products into Europe and China. Industrial automation sales were $69 million, off 3%. Simulation and test product sales were $28 million, also off 3%, reflecting strong prior year sales of test equipment.

Components segment sales, at $92 million, were 18% lower than last year. Sales of aerospace and defense products were $42 million, down 14%, on softer OEM program and aftermarket sales. Sales into energy, industrial and medical markets continued to experience weakness across a range of products and programs.

The Medical Devices segment had sales of $26 million, up 1%, on increased sales of enteral pumps and administration sets. Through the first nine months of the year, excluding the previously divested life sciences business, organic growth in the segment is 8% year over year.

The current backlog is $1.2 billion.

The Company updated its projections for fiscal 2016, ending October 1, 2016, to include sales of $2.42 billion. The earnings per share midpoint is unchanged, at $3.35, and the range has been narrowed to plus or minus $.10 per share.

“Overall we had a good third quarter,” said John Scannell, Chairman and CEO. “Sales were slightly down but EPS was ahead of our guidance and we had strong cash flow. In addition, our aircraft team celebrated the flawless operation of our flight controls as part of the successful first flight of the Embraer E2 jet.  With one quarter left to go, we’re refining our sales forecast for the year, while keeping our EPS forecast unchanged from 90 days ago.”

In conjunction with today’s release, Moog will host a conference call beginning at 10:00 a.m. ET, which will be broadcast live over the Internet. John Scannell, Chairman and CEO, and Don Fishback, CFO, will host the call. Supplemental financial data will be available on the webcast web page approximately 60 minutes prior to the conference call. Listeners can access the call live or in replay mode at www.moog.com/investors/communications.

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment. Additional information about the Company can be found at www.moog.com.

Cautionary Statement

Information included or incorporated by reference in this report that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include:

•	the markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events, which may cause our operating results to fluctuate;

•	we operate in highly competitive markets with competitors who may have greater resources than we possess;

•
we depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs;

•	we make estimates in accounting for long-term contracts, and changes in these estimates may have significant impacts on our earnings;

•	we enter into fixed-price contracts, which could subject us to losses if we have cost overruns;

•	we may not realize the full amounts reflected in our backlog as revenue, which could adversely affect our future revenue and growth prospects;

•	if our subcontractors or suppliers fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted;

•
contracting on government programs is subject to significant regulation, including rules related to bidding, billing and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment;

•	the loss of The Boeing Company as a customer or a significant reduction in sales to The Boeing Company could adversely impact our operating results;

•	our new product research and development efforts may not be successful which could reduce our sales and earnings;

•	our inability to adequately enforce and protect our intellectual property or defend against assertions of infringement could prevent or restrict our ability to compete;

•	our business operations may be adversely affected by information systems interruptions, intrusions or new software implementations;

•	our indebtedness and restrictive covenants under our credit facilities could limit our operational and financial flexibility;

•
significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could adversely affect our earnings and equity and increase our pension funding requirements;

•	a write-off of all or part of our goodwill or other intangible assets could adversely affect our operating results and net worth;

•	our sales and earnings may be affected if we cannot identify, acquire or integrate strategic acquisitions, or if we engage in divesting activities;

•	our operations in foreign countries expose us to political and currency risks and adverse changes in local legal and regulatory environments;

•	unforeseen exposure to additional income tax liabilities may affect our operating results;

•	government regulations could limit our ability to sell our products outside the United States and otherwise adversely affect our business;

•	governmental regulations and customer demands related to conflict minerals may adversely impact our operating results;

•
the failure or misuse of our products may damage our reputation, necessitate a product recall or result in claims against us that exceed our insurance coverage, thereby requiring us to pay significant damages;

•	future terror attacks, war, natural disasters or other catastrophic events beyond our control could negatively impact our business;

•	our operations are subject to environmental laws, and complying with those laws may cause us to incur significant costs; and

•	we are involved in various legal proceedings, the outcome of which may be unfavorable to us.

These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

Moog Inc.
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
Net sales	$613,260	$634,539	$1,792,859	$1,902,308
Cost of sales	429,598	443,963	1,268,550	1,354,264
Gross profit	183,662	190,576	524,309	548,044
Research and development	36,006	34,157	110,535	96,882
Selling, general and administrative	88,553	90,733	254,318	280,718
Interest	8,662	7,916	25,919	20,953
Restructuring	(39)	6,604	8,303	6,604
Other	(1,082)	442	(2,600)	1,327
Earnings before income taxes	51,562	50,724	127,834	141,560
Income taxes	15,916	14,393	35,121	37,871
Net earnings attributable to common shareholders and noncontrolling interest	$35,646	$36,331	$92,713	$103,689

Net earnings (loss) attributable to noncontrolling interest	(665)	—	(889)	—

Net earnings attributable to common shareholders	$36,311	$36,331	$93,602	$103,689

Net earnings per share attributable to common shareholders
Basic	$1.01	$0.95	$2.57	$2.62
Diluted	$1.00	$0.94	$2.55	$2.59

Average common shares outstanding
Basic	36,038,340	38,389,629	36,411,428	39,555,423
Diluted	36,267,975	38,744,620	36,663,165	39,963,142

Moog Inc.
CONSOLIDATED SALES AND OPERATING PROFIT
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
Net sales:
Aircraft Controls	$274,175	$270,339	$804,779	$811,103
Space and Defense Controls	90,764	95,266	262,579	288,477
Industrial Systems	130,103	130,581	383,526	393,092
Components	92,285	112,630	265,673	335,396
Medical Devices	25,933	25,723	76,302	74,240
Net sales	$613,260	$634,539	$1,792,859	$1,902,308
Operating profit:
Aircraft Controls	$30,532	$28,401	$67,705	$75,195
	11.1%	10.5%	8.4%	9.3%
Space and Defense Controls	13,747	6,149	38,920	19,784
	15.1%	6.5%	14.8%	6.9%
Industrial Systems	11,534	13,068	38,437	38,972
	8.9%	10.0%	10.0%	9.9%
Components	10,754	14,966	23,839	47,828
	11.7%	13.3%	9.0%	14.3%
Medical Devices	2,182	3,506	8,015	6,558
	8.4%	13.6%	10.5%	8.8%
Total operating profit	68,749	66,090	176,916	188,337
	11.2%	10.4%	9.9%	9.9%
Deductions from operating profit:
Interest expense	8,662	7,916	25,919	20,953
Equity-based compensation expense	875	603	2,794	4,569
Corporate and other expenses, net	7,650	6,847	20,369	21,255
Earnings before income taxes	$51,562	$50,724	$127,834	$141,560
 .

Moog Inc.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	July 2, 2016	October 3, 2015
ASSETS
Current assets
Cash and cash equivalents	$394,429	$309,853
Receivables	647,987	698,419
Inventories	500,734	493,360
Deferred income taxes	93,121	91,210
Prepaid expenses and other current assets	36,415	34,653
Total current assets	1,672,686	1,627,495
Property, plant and equipment, net	518,233	536,756
Goodwill	746,590	737,212
Intangible assets, net	119,284	143,723
Other assets	43,932	41,285
Total assets	$3,100,725	$3,086,471
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$1,377	$83
Current installments of long-term debt	184	34
Accounts payable	150,091	165,973
Accrued salaries, wages and commissions	124,898	125,270
Customer advances	174,700	167,423
Contract loss reserves	31,413	30,422
Other accrued liabilities	102,432	116,300
Total current liabilities	585,095	605,505
Long-term debt, excluding current installments	1,108,438	1,075,067
Long-term pension and retirement obligations	288,732	348,239
Deferred income taxes	77,803	60,209
Other long-term liabilities	3,107	2,919
Total liabilities	2,063,175	2,091,939
Commitment and contingencies	—	—
Redeemable noncontrolling interest	7,875	—
Shareholders’ equity
Common stock	51,280	51,280
Other shareholders' equity	978,395	943,252
Total shareholders’ equity	1,029,675	994,532
Total liabilities and shareholders’ equity	$3,100,725	$3,086,471

Moog Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Nine Months Ended
	July 2, 2016	July 4, 2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings attributable to common shareholders and noncontrolling interest	$92,713	$103,689
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	58,674	59,468
Amortization	16,485	19,010
Deferred income taxes	7,765	14,569
Equity-based compensation expense	2,794	4,569
Other	6,967	4,212
Changes in assets and liabilities providing (using) cash:
Receivables	43,214	51,547
Inventories	(9,959)	(4,763)
Accounts payable	(16,456)	7,332
Customer advances	9,689	(5,008)
Accrued expenses	(7,106)	(21,182)
Accrued income taxes	686	(8,205)
Net pension and post retirement liabilities	(38,828)	(23,817)
Other assets and liabilities	(5,858)	5,407
Net cash provided by operating activities	160,780	206,828
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of businesses, net of cash acquired	(11,016)	—
Purchase of property, plant and equipment	(42,605)	(57,712)
Other investing transactions	1,164	12,597
Net cash used by investing activities	(52,457)	(45,115)
CASH FLOWS FROM FINANCING ACTIVITIES
Net short-term repayments	—	(3,337)
Proceeds from revolving lines of credit	274,670	335,185
Payments on revolving lines of credit	(261,570)	(425,185)
Proceeds from long-term debt	20,000	—
Payments on long-term debt	(10,047)	(5,250)
Proceeds from senior notes, net of issuance costs	—	294,430
Proceeds from sale of treasury stock	2,229	11,437
Purchase of outstanding shares for treasury	(42,203)	(297,417)
Proceeds from sale of stock held by SECT	2,897	7,328
Purchase of stock held by SECT	(1,634)	(12,121)
Purchase of stock held by SERP Trust	(2,300)	(7,328)
Excess tax benefits from equity-based payment arrangements	442	5,973
Other financing transactions	(1,909)	—
Net cash used by financing activities	(19,425)	(96,285)
Effect of exchange rate changes on cash	(4,322)	(19,276)
Increase in cash and cash equivalents	84,576	46,152
Cash and cash equivalents at beginning of period	309,853	231,292
Cash and cash equivalents at end of period	$394,429	$277,444